CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 26, 2016, relating to the financial statements and financial highlights of Scout International Fund, Scout Mid Cap Fund, Scout Small Cap Fund, Scout Low Duration Bond Fund, Scout Core Bond Fund, Scout Core Plus Bond Fund, and Scout Unconstrained Bond Fund, each a series of Scout Funds, appearing in the Annual Report on Form N-CSR of Scout Funds for the year ended June 30, 2016, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
June 30, 2017